15
                              Filed Pursuant to Rule 424(b)(4)
PROSPECTUS                     Registration File No.: 333-45610


                        3,448,000 Shares
                 ALPHA HOSPITALITY CORPORATION
            Common Stock, par value $0.01 per share
     This prospectus relates to 3,448,000 shares of the common stock, par value $0.01 per share, of Alpha Hospitality Corporation ("Alpha" or "we"). The shares of common stock being offered by the selling stockholder may be acquired by the selling stockholder upon conversion of up to $1,250,000 aggregate principal amount of its 4% Convertible Notes Due July 31, 2003 (the "Notes") held by it or upon the exercise of 3-year warrants (the "Warrants") issued by Alpha in conjunction with the sale of the Notes and held by the selling stockholder. Alpha will not receive any proceeds from the conversion of shares of the Notes into shares of common stock or from the sale of shares of common stock by the selling stockholder. Although Alpha will receive proceeds from the exercise of the Warrants, if they are exercised without the use of the cashless exercise option, it would not receive any proceeds from the subsequent sale of the shares of common stock issued upon the exercise of the Warrants.
                      ----------------------

   These securities involve a high degree of risk.  See "Risk
                            Factors."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The  shares  of  common stock being offered by  the  selling
stockholder  have  not  been  registered  for  sale   under   the
securities laws of any state or jurisdiction as of the date of this prospectus.

     Alpha's common stock is listed for trading on The NASDAQ SmallCap Market under the symbol "ALHY" and on the Boston Stock Exchange under the symbol "ALH." On September 19, 2000, the closing bid price of Alpha's common stock, as reported by The NASDAQ SmallCap Market, was $1.50 per share.

Alpha's executive offices are located at 12 East 49th Street, New
                      York, New York 10017.
              Its telephone number is 212-750-3500.

       The date of this prospectus is September 20, 2000.

       THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS

     Some of the statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our
industry's   results,   levels  of   activity,   performance   or
achievements  to  be  significantly  different  from  any  future
results,   levels   of  activity,  performance  or   achievements
expressed  or  implied by the forward-looking statements.   These
factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the use of the words
"may,"   "will,"   "should,"   "expects,"   "plans,"   "intends,"
"anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                       TABLE OF CONTENTS

RISK FACTORS                                                             3
Alpha may not be successful in acquiring or developing the
  business opportunities it is considering                               3
Unless Alpha successfully develops business operations, it may
  not be able to meet its obligations                                    4
Alpha has a history of losses and may never be profitable                4
If Alpha develops new ventures, it may not have the management
  expertise to be successful in them                                     5
Alpha has significant outstanding indebtedness and other
  obligations, which may impair its ability to raise additional
  capital in the future                                                  5

OTHER CONSIDERATIONS                                                     6

USE OF PROCEEDS                                                          9

SELLING STOCKHOLDER                                                      9

PLAN OF DISTRIBUTION                                                    11

LEGAL MATTERS                                                           13

EXPERTS                                                                 14

ADDITIONAL INFORMATION ABOUT ALPHA                                      14

DOCUMENTS INCORPORATED BY REFERENCE                                     15

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus or incorporated by reference to this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Alpha. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus at any time does not imply that the information contained in this prospectus is correct as of any time subsequent to its date.

                          RISK FACTORS

           Before you decide to invest in Alpha's common stock being offered by this prospectus, you should be aware that there are various risks, including those described below. You should carefully consider these risks as well as the more detailed information contained in this prospectus and in the documents incorporated in this prospectus by reference, before making your decision.

Alpha may not be successful in acquiring or developing the business opportunities it is considering.

      Alpha must overcome significant obstacles before it can participate in the prospective gaming opportunities it has been considering in New York, Mississippi and Florida. For example:

       Although  a  settlement  has been  reached  regarding  the prospective rights of Alpha's subsidiary, Alpha Monticello, to share in management fees and service fees from a proposed casino project contemplated to be located in Monticello, New York, there can be no assurance that any casino will be developed or those such rights will otherwise result in any revenues to Alpha or its affiliates. This is due to a number of considerations, including those referred to below. New York Governor George E. Pataki has proposed legislation that, if enacted, could affect the approval process for the construction and operation of casinos on Indian
        lands within New York State.   Although that proposed legislation
        has not made it to the floor of the State legislature, there can be no assurance that it will not do so. It is possible that, if the proposed legislation is presented to the legislature, the legislature, in considering the proposal, could amend the proposed legislation or otherwise adopt legislation that could adversely affect the proposed development of the proposed Monticello project. Additionally, news reports have announced a purported agreement between the St. Regis Mohawk Tribe and Park Place Entertainment concerning management of casino projects in New York State. It is possible that the purported agreement could adversely affect the proposed development of the Monticello project.

       Earlier this year, legislation was proposed in Florida that, if enacted, would have dramatically altered the current state law and would have imposed significant new restrictions or limitations on the "cruise-to-nowhere" industry. Although that bill has been withdrawn from consideration by its sponsor and will not be brought to a vote, there can be no assurance that this or similar legislation will not be resubmitted in the future and, if enacted, would not be detrimental to the industry.

Unless Alpha successfully develops business operations, it will not be able to meet its obligations.

     Alpha currently has no active operating business to generate income. Alpha's management believes it has sufficient cash resources to meet its general and administrative obligations for the next twelve months, provided that its "cruise-to-nowhere" operations in Florida do not result in a drain on Alpha's cash resources. There can be no assurance that those operations will not result in a drain on Alpha's cash resources. Alpha's long-term ability to meet its general and administrative obligations will depend on its ability to do one or more of the following things:

           Achieve profits from the prospective gaming operations in New York, Mississippi or Florida;

            Achieve profits from operations of any other future business opportunities;

           Combine with an entity having sufficient cash flow to meet Alpha's obligations; or

           Obtain additional funds through financing activities.

      As of the date of this prospectus, Alpha has not entered into any arrangement to participate in any business ventures or purchase any assets, property or business, other than as previously disclosed or discussed elsewhere in this prospectus. Alpha cannot give any assurance that it will be able to generate enough funds through any of these activities to meet its general and administrative obligations.

Alpha has a history of losses and may never be profitable.

     Since its inception, Alpha has suffered significant losses from operations. Excluding non-cash compensation adjustments, Alpha had losses from operations, including interest, of approximately $2,512,000, $7,024,000, and $8,149,000 in the fiscal years ended December 31, 1999, 1998 and 1997, respectively, and approximately $570,000 for the six months ended June 30, 2000. The non-cash compensation adjustment, which amounted to approximately $2,320,000 of income for the six months ended June 30, 2000 and approximately $3,251,000 of expense for the fiscal year ended December 31, 1999, relates to deferred compensation payable to Alpha's Chairman and CEO, which compensation that individual has been granted the right to convert into shares of Alpha's common stock at $2.00 per share, the price of Alpha's common stock at the time that right was granted in 1999. As of June 30, 2000, Alpha had an accumulated deficit of approximately $80,566,000. Although Alpha received approximately $3,900,000 in net proceeds from the sale of its Series D Preferred Stock in February 2000 and an additional net proceeds of approximately $1,200,000 from the sale of the Notes and the Warrants, these proceeds were designated for specific projects, including the "cruise to nowhere" in Florida and other gaming-related businesses or operations. To provide investors a positive return in the long-term, Alpha must develop or acquire profitable operations. There can be no assurance that Alpha will be able to develop or acquire profitable operations.

If Alpha develops new ventures, it may not have the management expertise to be successful in them.

      Alpha's affiliates and members of management have significant experience operating casinos, hotels and related hospitality ventures. Management has been concentrating its investigation of potential business acquisitions in these areas, including prospective gaming opportunities in New York, Mississippi and Florida. If Alpha enters into another line of business, Alpha's management may find that it lacks necessary expertise in that business. Therefore, we cannot assure you that, if Alpha develops or acquires new lines of business, it will be profitable in those businesses.

Alpha   has   significant  outstanding  indebtedness  and   other
obligations, which may impair its ability to raise additional capital in the future.

     Alpha's outstanding long-term indebtedness, excluding debt of Alpha's subsidiaries, consists of a note payable to an affiliate, Bryanston Group, Inc. The balance of this note on June 30, 2000 was approximately $1,454,000, inclusive of $46,000 of accrued interest. No default or acceleration has occurred on this loan. Alpha cannot give any assurance that a default will not be declared in the future. Declaration of a default could have an adverse affect on Alpha's financial condition, business and/or operations.

     Alpha's chairman and chief executive, Stanley S. Tollman, has agreed to defer receiving his salary until January 1, 2001. Although the salary accumulates without interest, the total amount owed to Mr. Tollman at September 12, 2000 was approximately $1.7 million. Mr. Tollman has been granted the right, subject to specific conditions, to convert up to $2,000,000 of this accumulated salary into shares of Alpha's common stock, at a price of $2.00 per share, no earlier than January 14, 2001, except in the case of his death or disability. There can be no assurance that Mr. Tollman will continue to defer receiving his salary after January 1, 2001. In the event that, after January 1, 2001, Mr. Tollman should insist upon payment of his deferred salary, the large payment of cash that would be required could have an adverse affect on Alpha's financial condition, business and/or operations.

     If either of these events were to occur, a large cash payment would be required and Alpha's resources would be reduced. With reduced resources, Alpha would likely find it more difficult to fund its operations or develop its proposed operations. Alpha would likely also find it more difficult to raise additional capital.

                      OTHER CONSIDERATIONS

Future sales of shares could potentially dilute your interest in Alpha's common stock.

          As of September 11, 2000, Alpha had 20,207,422 shares of common stock outstanding. Up to an additional 848,000 shares will be issued if holders of Alpha's publicly traded warrants choose to exercise them. Up to 3,323,000 shares of common stock may be issued upon conversion of the Series D Preferred Stock and/or the Notes and up to an additional 200,000 shares of common stock may be issued upon the exercise of the Warrants. One result of having a conversion price based upon the market price of Alpha's common stock is that if the market price of a share of Alpha's common stock is less than $2.40, the number of shares of common stock issuable upon conversion of the Notes increases as the market price of the common stock decreases. If the market price of Alpha's common stock exceeds $2.40, the conversion price of the Notes and the exercise price of the Warrants could be substantially below the market price of the common stock on the date of conversion or exercise, as the case may be.

     Similarly, holders of other securities issued by Alpha and exercisable for, or convertible into, shares of Alpha's common stock may from time to time exercise or convert their securities into common stock. Stanley S. Tollman, Alpha's chairman and chief executive officer, has been granted the right, subject to specific conditions, to convert up to $2,000,000 of deferred salary into Alpha's common stock at $2.00 per share, no earlier than January 14, 2001, except in the case of his death or disability. The number of shares of common stock referred to in this paragraph may be subject to increase to protect against dilution. If holders of these other securities exercise or convert them into shares of common stock or Mr. Tollman converts his deferred salary into shares of common stock, the increased number of shares available in the market would likely result in a lower market price per-share for Alpha's common stock.

The market price of Alpha's common stock can be highly volatile.

          The average daily trading volume of Alpha's common stock has generally been light. The market price has been highly volatile and may not be indicative of the market price in a more liquid market. Therefore, the low volume may have had a significant effect on the historical market price of the stock. The market price of the stock could also be subject to significant fluctuations in response to a number of factors, not all of which may relate directly to Alpha's performance. Some of these factors are: the depth and liquidity of the market for the stock; public announcements by Alpha, its clients and competitors; investors' perception of Alpha; rumors; and general economic and other conditions.

Alpha cannot assure that there will be a public market in the future for its securities.

     Alpha cannot assure that its common stock will continue to be quoted on the NASDAQ SmallCap Market or listed on the Boston Stock Exchange. Even if these quotations or listings continue, Alpha can provide no assurance that there will be a significant public market. Among other requirements for continued listing on the Nasdaq SmallCap Market, a company must have at least $2,000,000 in net tangible assets, and the listed security must have a minimum bid price of $1.00 per share. Our common stock traded below $1.00 per share as recently as December 1998. The Boston Stock Exchange's maintenance criteria require a company to have total assets of at least $1,000,000 and total stockholders' equity of at least $500,000. At June 30,

2000, Alpha  had  total  assets  of  approximately  $10.7  million  and
stockholders'  equity  of approximately  $5.6  million.   In  the
event   Alpha's  common  stock  were  delisted  from  the  Nasdaq
SmallCap Market, trading, if any, would be conducted on the Boston Stock Exchange and in the over-the-counter market on the
NASD's   electronic  bulletin  board.   Should  this  occur,   an
investor could find it more difficult to dispose of or obtain accurate quotations for the price of Alpha's securities.

If Alpha's common stock is de-listed from Nasdaq, it may be considered a "penny stock".

     SEC regulations impose additional requirements on broker-dealers when selling penny stocks to persons other than established customers and accredited investors. In general, an accredited investor is a person with assets in excess of
$1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse. The relevant SEC regulations generally define "penny stocks" to include any non-Nasdaq equity security with a market price (as defined in the regulations) of less than $5 per share. Under the penny stock regulations, a broker-dealer must make a special suitability determination as to the purchaser and must have the purchaser's prior written consent to the transaction. Prior to any transaction in a penny stock covered by these rules, a broker-dealer must deliver a disclosure schedule about the penny stock market prepared by the SEC. Broker-dealers must also make disclosure concerning commissions payable to both the broker-dealer and any registered representative and provide current quotations for the securities. Finally, broker-dealers are required to send monthly statements disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

     If Alpha's common stock were to be classified as a "penny stock," these rules may discourage broker-dealers from effecting transactions in Alpha's common stock or affect their ability to sell Alpha's securities. As a result, purchasers and current holders of Alpha's securities could find it more difficult to sell their securities.

Compliance with government regulations may be costly or disruptive to our proposed operations.

     The prospective gaming operations that Alpha is pursuing are regulated by federal, state and local governmental authorities. We cannot assure you that we will be able to comply with current or future governmental regulations everywhere we may conduct business operations. Alpha may be required to incur substantial costs or interrupt its activities to comply with regulations. Present or future federal, state or local regulations may restrict Alpha's present and possible future activities. If Alpha is unable to comply with these or similar requirements, it could be subject to sanctions. Any sanctions could have a materially adverse effect upon Alpha's business.

Denial or loss of a gaming license would adversely affect
Alpha's operations.

     Generally, the applicable governing body in each state in which a casino operator conducts its business must find suitable or approve the casino operator and many of the key people employed by or associated with the operator. If any person associated with Alpha who is subject to approval or a determination of suitability fails, now or in the future, to be approved for a license or to remain qualified to hold a license, Alpha would have to disassociate itself from that person or Alpha could lose its license. The governing body almost always has broad discretion in granting, renewing and revoking licenses. Any denial, loss or suspension of any license would have a materially adverse effect on Alpha's gaming operations that require a license.

Alpha may compete in a highly competitive industry.

     Alpha's current operations include: the development of potential new gaming operations in New York, Mississippi and Florida; and the acquisition or development of other business operations. The industries in which these operations would be conducted are highly competitive. Many of the potential competitors in these industries have significantly greater financial and other resources than Alpha and more experience in the relevant industry. It is likely that this intense competition may limit the profitability of Alpha's operations or even render them unprofitable.

Alpha's previous gaming operations have been subject to seasonal fluctuations.

      The results of Alpha's former casino operations were seasonal. The seasonal nature of casino operations increased the risk that natural disasters or the loss of the casinos for any other reason during the season of greatest activity would have a material and adverse effect on Alpha's financial condition and results of operations. In the event Alpha should again have operations in the gaming industry, Alpha's business could again be subject to similar fluctuations and risks.

Alpha's success is dependent upon the services of key officers.

     Alpha's success is largely dependent upon the efforts of Stanley S. Tollman, its president and chief executive officer. Alpha does not maintain and does not intend to obtain a key employee life insurance policy on the life of Mr. Tollman.
Although Mr. Tollman is only required to devote approximately 20% of his business time to the operations of Alpha, the loss of his services could have a material and adverse effect on Alpha's business and prospects.

Alpha's liability insurance may be insufficient.

     Alpha maintains and intends to maintain general liability insurance in amounts that management believes will be sufficient to cover casualty risks associated with the operation of its business. These risks include fire, property damage, personal injury, liquor liability, etc. At present, Alpha is a defendant in one proceeding based upon the theory of "liquor liability" for the alleged service of alcohol to a customer. Alpha believes that its exposure in this proceeding is adequately covered by the levels of insurance currently maintained. However, Alpha cannot assure that its existing insurance will be adequate to cover any liabilities.

                       USE OF PROCEEDS

      The shares of common stock being offered hereunder are for the account of the selling stockholder. Accordingly, Alpha will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder. Alpha will also not receive any proceeds upon the conversion of the Notes. Although Alpha would receive proceeds from the exercise of the Warrants (unless the selling shareholder elects to use the cashless exercise option with respect to the exercise of the Warrants), it would not receive any proceeds from the subsequent sale of shares of common issued upon the exercise of the Warrants. See "Selling Stockholder."

                       SELLING STOCKHOLDER
     All of the shares of common stock being offered subject to this prospectus are being offered by the selling stockholder named in the table below. The number of shares in the table represents the maximum aggregate number of shares that may be acquired by the selling stockholder upon conversion of the Notes, the exercise of the Warrants and/or the conversion of Series D Preferred Stock previously issued to the selling shareholder. As described below, the number of shares of common stock that the selling stockholder may actually acquire upon conversion may be less than the maximum. The selling stockholder will determine the actual number of shares of common stock that it will offer to sell, which may depend upon a number of factors, including the market price of the common stock at the time of sale.

      Prior  to  the  offering,  the  selling  stockholder   held
$1,250,000 principal amount of the Notes and Warrants exercisable for up to 125,000 shares of Alpha's common stock, as well as 2,750 shares of Alpha's Series D Preferred Stock issued in February 2000. The maximum aggregate number of shares of common stock issuable upon conversion of the Notes is 3,323,000, all of which are being offered under this prospectus. That maximum number, which includes any shares of common stock issued, at Alpha's option, in payment of interest due on the Notes, shall be reduced by the number of shares of Alpha's common stock issued after July 31, 2000 upon the conversion of, or in payment of dividends on, Alpha's Series D Preferred Stock issued to the selling stockholder. As of the date of this prospectus, none of the Notes has been converted into common stock. The Notes may be converted at a price equal to the lesser of (i) $2.40 and (ii) the average of the two lowest last reported bid prices for the common stock on Nasdaq SmallCap Market during the 30 trading days preceding, but excluding, the date of conversion. The maximum number of 3,323,000 shares of common stock issuable upon conversion of the Notes includes any shares of common stock issued, at Alpha's option, in payment of interest on the Notes.

     The table below contains information furnished by the selling stockholder concerning the beneficial ownership of common stock of the selling stockholder as of the date of this prospectus, which information relates exclusively to the selling stockholder's holding of the Notes and the Warrants, as well as outstanding shares of Alpha's Series D Preferred Stock. We have assumed that the selling stockholder will sell the maximum number of shares of common stock (a) into which the Notes and the Series D Preferred Stock could potentially be converted based upon the conversation terms and limitations applicable to the Notes and the Series D Preferred Stock and (b) for which the Warrants are exercisable, and the table does not reflect the limitations on conversion of the Notes or exercise of the Warrants described in the two paragraphs immediately following the table or any similar limitations on conversion applicable to the Series D Preferred Stock.

                                                  SHARES OF COMMON STOCK
             SHARES OF COMMON      SHARES OF      OWNED AFTER OFFERING
                STOCK OWNED      COMMON STOCK         ----------
             ---------------------------------------------------
             BEFORE OFFERING         OFFERED         NUMBER    PERCENT
             -----------------      ---------        --------------------
Societe
   Generale     3,448,000            3,448,000          0         0%


       The number of shares of common stock issuable upon conversion of the Notes is also limited by restrictions contained in the Notes. The Notes and the Warrants provide that they are convertible or exercisable only to the extent that, upon conversion or exercise, the selling stockholder and its affiliates would beneficially own not more than 4.9% of the outstanding shares of common stock of Alpha. This 4.9% limitation also applies to the selling stockholder's previously acquired shares of Alpha's Series D Preferred Stock, which are convertible into shares of Alpha's common stock, so that a partial conversion of the Note and/or exercise of the Warrants, together with conversion of shares of Alpha's Series D Preferred Stock, cannot accidentally defeat the limit. Additionally, the selling stockholder and its affiliates may only convert or exercise any combination of securities, whether the Notes, the Warrants or shares of the Series D Preferred Stock, if the total number of shares to be received, when combined with all shares received on account of all conversions and exercises during the previous 60 consecutive days, will not exceed 9.9% of Alpha's outstanding shares of common stock, determined as of the beginning of that 60-day period; nor may the selling stockholder, during any period of 61 consecutive days, sell shares of Alpha's common, whether acquired upon conversion of the Notes, exercise of the Warrants or otherwise, in excess of 9.9% of the Alpha's issued and outstanding shares of common stock as of the first day of that 61-day period. This 9.9% limitation is intended to restrict the number of times within and 61-day period that the selling stockholder can convert securities into, or exercise securities for, Alpha's common stock, sell those shares of common stock and then convert additional securities into, or exercise securities for, common stock up to the 4.9% maximum. Alpha may not waive either the 4.9% or the 9.9% limitation referred to above.

      One result of having a conversion price based upon the market price of Alpha's common stock is that if the market price of a share of Alpha's common stock is less than $2.40, the number of shares of common stock issuable upon conversion of the Notes increases as the market price of the common stock decreases. If the market price of Alpha's common stock exceeds $2.40, the conversion price of the Notes could be substantially below the market price of the common stock on the date of conversion.

      To the extent that any of the Notes is converted and the resulting common stock is sold, the market price of the common stock could decrease due to the increased number of shares then being sold in the public market. This, in turn, may lead to there being a proportionately greater number of shares of common stock issuable upon subsequent conversion of any remaining Notes. As a result, other holders of common stock could experience substantial dilution, whether or not the shares of common stock issued upon conversion are sold following conversion. If the maximum number of 3,323,000 shares issuable upon conversion of the Notes, including any shares of common stock issued, at Alpha's option, in payment of interest on the Notes, were to be issued and any Notes remained outstanding, the interest rate on these remaining Notes would be increased to 15% per annum and would become payable in cash.

      The Warrants are exercisable for up to 125,000 shares of Alpha's common stock at an exercise price of $2.40 per share.
The Warrants expire on July 31, 2003.

      The number of shares into which the Notes are convertible and that are issuable upon the exercise of the Warrants, and the maximum number of shares into which the Notes are convertible, and the corresponding conversion and exercise prices are subject to adjustment for stock splits, stock dividends, reclassifications or other similar events or other dilutive events.

       Under an agreement between Alpha and the selling stockholder, Alpha has agreed (i) to file the registration statement of which this prospectus is a part for the purpose of registering the potential resale of the shares issuable upon conversion of the Notes and upon exercise of the Warrants, (ii) to bear all expenses of the registration and sale of such shares (other than any underwriting discounts and conversions) and (iii) to indemnify the selling stockholder against some liabilities.

      The selling stockholder does not have, and within the past three years has not had, any other material relationship with Alpha or any of its predecessors or affiliates other than as the holder of shares of Alpha's Series D Preferred Stock purchased from Alpha in February 2000.

                      PLAN OF DISTRIBUTION

     The selling stockholder may offer and sell from time to time under this prospectus the shares received by the selling stockholder upon conversion of the Notes and/or the exercise of the Warrants. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. To the extent required, we may amend and supplement this prospectus to describe a specific plan of distribution.

      The selling stockholder may sell the shares covered by this prospectus by several possible means. These include, but are not limited to, one or any combination of the types of transactions described in the following list and the paragraphs that follow:

         on the Nasdaq National Market or any other market where our common stock may trade, at the then-prevailing prices and terms or at prices related to the then-current market price or at negotiated prices;

         a block trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         purchases by a broker-dealer as principal and resale by that broker-dealer for its own account under this prospectus;

         an over-the-counter distribution under the rules of the Nasdaq SmallCap Market;

         ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

         in privately negotiated transactions.

      In addition to the list above, the selling stockholder may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with that selling stockholder. The selling stockholder may also sell our common stock short and redeliver the shares to close out short positions.

      The selling stockholder may enter into option or other transactions with broker-dealers or other financial institutions that require that selling stockholder to deliver the shares offered in this prospectus, and, in turn, the broker-dealer or other financial institution may resell those shares under this prospectus, as supplemented or amended to reflect the applicable transaction.

     The selling stockholder may pledge shares of common stock to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may sell the pledged shares of common stock under this prospectus, as supplemented or amended to reflect the applicable transaction. In addition, any shares of common stock that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

      The selling stockholder may sell shares of common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of shares of common stock for whom those broker-dealers may act as agent or to whom they sell as principal or both. This compensation might be in excess of customary commissions. Market makers and block purchasers that purchase the shares of common stock will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares of common stock offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act, or the rules and regulations these acts.

The selling stockholder may sell all or any part of the shares of common stock through an underwriter. Alpha is not aware of any agreement the selling stockholder may have entered into with a prospective underwriter, and there is no assurance that the selling stockholder will enter into any agreement with a prospective underwriter. If the selling stockholder enters into an agreement or agreements with a prospective underwriter, the relevant details will be set forth in a supplement or revisions to this prospectus.

      To comply with the securities laws of some states, the shares of common stock must be sold in some jurisdictions only through registered or licensed brokers or dealers. Also, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance with that requirement.

      We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholder and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholder, and we informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock offered under this prospectus.

      At the time a particular offer of shares of common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

      Alpha anticipates that the selling stockholder will offer for sale all of the shares being registered, to the extent that those shares are issued to the selling stockholder upon its conversion of the Notes and/or the exercise of the Warrants. See "Selling Stockholder." Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, any sales, or the possibility of sales, may depress the market price of the common stock.

      Alpha will bear all costs and expenses of the registration of the selling shareholder's shares under the Securities Act and state securities laws. However, the selling shareholder will bear all underwriting and brokerage commissions and underwriting expenses, if any, attributable to the sale of its shares.

           We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933.

                         LEGAL MATTERS

      Certain legal matters in connection with the shares of common stock being offered by this prospectus will be passed upon for Alpha by Parker Duryee Rosoff & Haft, a Professional Corporation, New York, New York. Herbert F. Kozlov, a director of Alpha, is a member of this firm.

                            EXPERTS

      The consolidated financial statements included in Alpha's annual report on Form 10-K for the year ended December 31, 1999, which are incorporated in this prospectus by reference, have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, as indicated in their report. The consolidated financial statements are incorporated in this prospectus by reference in reliance on the report of Rothstein, Kass & Company, P.C., given on the authority of that firm as experts in accounting and auditing.

               ADDITIONAL INFORMATION ABOUT ALPHA

           Alpha files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any of the information on file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Copies of the filed documents can be obtained by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public at the SEC's website at http://www.sec.gov.

      Alpha has filed with the SEC a registration statement on Form S-3 with respect to the common stock that may be sold under this prospectus. This prospectus does not contain all of the information set forth in that registration statement, certain parts of which are not included in accordance with the rules and regulations of the SEC. Copies of that registration statement can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

               DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows a company to "incorporate by reference" information it files with the SEC, which means that Alpha can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Alpha files later with the SEC will automatically update and supersede this information. Alpha incorporates by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the shares offered under this prospectus are sold.

     (a) Alpha's annual report on Form 10-K for the fiscal year ended December 31, 1999;

     (b) Alpha's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000;

     (c) Alpha's current report on Form 8-K, as filed with the SEC on February 15, 2000;

     (d) Alpha's current report on Form 8-K, as filed with the SEC on April 28, 2000;

     (e) Alpha's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2000; and

     (f) Alpha's registration statement on Form S-1, as filed with the SEC on August 8, 1996 (with respect to the description of the common stock).

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request, and Alpha will send to you, without charge, copies of documents that are incorporated by reference in this prospectus but that are not delivered to you (other than exhibits to such documents that are not specifically incorporated by reference). You may request these copies by writing or telephoning Alpha at: Alpha Hospitality Corporation, 12 East 49th Street, New York, New York 10017, attention: Thomas W. Aro, telephone number (212) 750-3500.